Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2002, except for Note 10, as to which the date is September 12, 2002, with respect to the financial statements of Vascular Genetics Inc. (a development stage company) for the years ended December 31, 2001 and 2000 included in the proxy statement of GenStar Therapeutics Corporation that is made part of Amendment No. 1 to the Registration Statement (Form S-4, 333-101606) and prospectus of GenStar Therapeutics Corporation for the registration of its shares of common stock to be filed on or around December 19, 2002.

/s/    Perelson Weiner LLP

New York, New York
December 18, 2002